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                                                                    Exhibit 99.1

VENTURE SEISMIC ANNOUNCES $3 MILLION BRIDGE LOAN; FORMATION OF SPECIAL DIRECTOR COMMITTEE; PRELIMINARY 4TH QUARTER FINANCIAL RESULTS; LAWSUIT


CALGARY, ALBERTA, DECEMBER 9, 1998 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEIF) announced today that it has obtained a $3 million bridge loan. The financing, which resulted in net proceeds of approximately $2.7 million, will provide Venture Seismic Ltd. ("Venture") with working capital and funds expected to be applied primarily to Venture's marine seismic operations conducted by Continental Holdings Ltd. ("Continental"). As security for the loan, Venture has pledged all of its capital stock of Continental to the lenders. The terms of the loan require $3.3 million to be repaid on the earlier of April 30, 1999 or the completion of a take-out financing in excess of $5 million. Venture has the option of extending the maturity date of the financing until June 30, 1999 if it issues 30,000 additional common shares to the lenders for each additional 30 days the loan is outstanding. Venture also granted warrants to the lenders and placement agent to purchase 495,000 common shares at prices ranging from $1.91 to $5.00 per share. Under certain circumstances, Venture may be required to make penalty payments, pay increased interest and/or issue additional common shares to the lenders. As a condition of closing, Venture was required to obtain a take-out financing proposal with an institution acceptable to the lenders. This condition has been met; however, there can be no assurance Venture will obtain a commitment from such institution or any other institution sufficient to repay the bridge loan. Venture has agreed to register for resale all common shares issuable in the transaction.

Continental currently operates two seismic marine vessels, the Pacific Titan and the SV Calgary. The Pacific Titan is testing equipment and systems prior to commencing a survey for Western Geophysical, a division of Baker Hughes. The SV Calgary is mobilizing to undertake a project scheduled to commence in late December 1998.

Venture also announced that, although final results are not yet available, it expects for the quarter ended September 30, 1998 ("1998 fourth quarter") to report revenue of approximately $7 million and a loss between $0.10 and $0.15 per share on a fully diluted basis, compared to revenue of approximately $5.8 million and earnings of $0.04 per share on a fully diluted basis for the same period last year. The loss results primarily from the loss incurred by Continental on a 3,000 kilometer 2D survey conducted in the Gulf of Mexico from September to November (the "Inlet Survey") and decreased land-based operations. With the commitment of the Pacific Titan to the 3D survey contract with Western Geophysical, it was necessary for Continental to subcontract, on a temporary basis, a third marine seismic vessel to meet its contractual commitment for the Inlet Survey. As a result of abnormally strong tropical storm and hurricane activity in the Gulf of Mexico during the fall, Continental experienced significant down time and reduced production levels, resulting in a loss on the Inlet Survey. The Inlet Survey was completed in November, however the loss from this contract will be fully recognized in the 1998 fourth quarter in accordance with Venture's policy of recording full provision for losses in the reporting period they are first determined.

Venture also announced that its Board of Directors has formed a Special Committee of independent, outside directors to assist and work closely with management in the completion of the bridge loan and contemplated take-out financing, the integration of recently acquired businesses and the management of related growth. The Special Committee consists of Mr. Joseph Ciavarra (Chairman) and Mr. Michael Beninger, each of whom will be compensated on a per diem basis. Mr. Beninger is working with management on a full-time basis during this period of integration and transition and senior management is reporting to the Special Committee on a periodic basis.

Venture also announced it recently had been named as a defendant in a lawsuit arising out of a work related injury incurred by a former employee of Boone Geophysical, Inc. The claimants, including the former employee and his spouse, are seeking damages of an aggregate of $30 million. Venture intends to vigorously defend the lawsuit and the matter has been turned over to its insurers and legal counsel.


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VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land, wetlands and marine seismic data for use in the exploration for and development and field management of oil and gas reserves. Venture acquires seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Venture's wholly-owned subsidiaries include Continental Holdings Ltd., an Alberta based company engaged in the acquisition of marine seismic data, Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.

This news release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties as detailed from time to time in Venture's SEC filings under "Risk Factors" and elsewhere including but not limited to the capital intensive nature of Venture's business, risks associated with the repayment of the bridge loan, its need for additional funds for operations and debt service requirements, seasonal fluctuations in operating results and weather-related risks, dependence upon principal customers, its ability to perform under existing contracts (including, without limitation, the contract with Western Geophysical), activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:

                                    Mr. Brian Kozun, President & CEO
                                    Mr. Greg Wiebe, Chief Financial Officer
                                    Venture Seismic Ltd.
                                    (403) 777-9070